EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces Appointment of John Driver and Shihab Kuran to its Board of Directors
TULSA, OK - June 28, 2022 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today announced that John Driver and Shihab Kuran have been appointed as independent members of its Board of Directors (the "Board"), effective June 24, 2022.
Mr. Driver is a technology entrepreneur and innovator with leadership experience in large, public and privately-held multinational companies and early-stage startups. He currently leads Lynx Technology, a digital media technology company he founded through a management buyout of the multinational Connected Home operations of PacketVideo, a subsidiary of NTT DoCoMo. Previously, Mr. Driver served as Chief Operating Officer and Chief Marketing Officer of PacketVideo, co-founder and Chief Executive Officer of JoynIn and in senior leadership roles for Serena Software and Sun Microsystems.
Mr. Driver is currently an independent director of Broadway Financial Corporation and its wholly-owned subsidiary, City First Bank, N.A. Additionally, he serves as Chair of the Board of Trustees of the Fleet Science Center in San Diego and is a former Board Member of the San Diego YMCA Overnight Camps. He is actively involved with Stanford University, serving as former Chair of the Stanford Associates Board of Governors, a guest lecturer for Stanford’s Department of Management Science and Engineering, is the former President of the Stanford Multicultural Alumni Club of San Diego and a recipient of the Stanford Governor’s Award in recognition of exemplary and long-standing volunteer service. He earned a Bachelor of Science in Industrial Engineering from Stanford University and a Masters of Business Administration from The Tuck School of Business at Dartmouth College.
Mr. Kuran is an investor, serial entrepreneur and an energy industry executive. He is a proven leader in the development and scaling of advanced energy technologies, including solar, smart grid management, energy storage and Electric Vehicle ("EV") charging. He is currently Chief Executive Officer and founder of Power Edison, a company focused on providing innovative mobile energy storage solutions for the grid. Mr. Kuran is the founder and Executive Chairman of EV Edison, Inc., a company focused on the development of large scale EV charging hubs. Previously he founded Petra Solar, a pioneer of smart solar, combining solar energy and smart grid technologies, and developer of the world’s largest solar electric project in 2009, and served as Director,

President and Chief Executive Officer. Additionally, Mr. Kuran led strategic development and advanced technology initiatives at NRG Energy and SunEdison.
Mr. Kuran currently serves on the boards of NN, Inc., New York Energy Week and the advisory boards of the Charles Edison Fund and the Edison Innovation Foundation. He earned a Bachelor of Science in Electrical Engineering from the University of Jordan, a Ph.D. in Electrical Engineering from the City University of New York and is a Harvard Business School alumnus.
"We look forward to John and Shihab joining our Board," stated Jason Pigott, President and Chief Executive Officer. "Our Board continually seeks accomplished individuals with diverse experiences to enhance its collective skill set and bring unique perspectives to our business strategies. Our industry is highly technical and their backgrounds in the application of new technologies will be extremely valuable for our shareholders. Their experiences outside of the E&P business will enhance our ongoing efforts to employ digital technologies and leading-edge solutions to safely increase production, improve margins and reduce emissions."
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.

Investor Contact:
Ron Hagood
918.858.5504
rhagood@laredopetro.com
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